SEPARATION AGREEMENT
                                     BETWEEN
                                GONZALO DAL BORGO
                                       AND
                         AGRIBRANDS INTERNATIONAL, INC.
                                  07 April 1999

This Separation Agreement sets forth Agribrands International, Inc.'s (Company) offer of the following terms and conditions concerning the termination of your employment with the Company.

1.   Your   termination   of  employment   will  be  considered  an  involuntary
     termination due to the elimination of your position.

2.   Your date of termination will be 30 April 1999.

3. The Company will provide you severance equivalent to twenty-four (24) months at your current, monthly, gross, compensation rate of $16,068.00, a total of $385,632.00.

4. The Company will pay you a performance bonus equivalent to achievement of your target bonus level (30%) for twenty-four (24) months. Again, this payment will be based upon your current, monthly, gross compensation rate of $16,068.00, a total of $115,690.00.

4(A).The Company will provide you severance (payment of the amounts due in paragraphs 3 and 4 above) in the form of salary continuation. The amounts due will be paid as follows (based on a present value of the amounts in paragraphs 3 and 4 above):

                   Date to be Paid                     Amount to be Paid
                   ---------------                     -----------------
                     May 15, 1999                         $271,389.00
                   January 15, 2000                        $38,750.00
                    April 15, 2000                         $38,750.00
                   January 15, 2001                        $41,000.00
                    April 15, 2001                         $41,000.00
                   January 15, 2002                        $43,750.00
                    April 15, 2002                         $43,750.00
                   January 15, 2003                        $11,750.00
                    April 15, 2003                         $11,750.00

     During this period, all payments will be taxed at the regular rates then applicable.

5. You will be paid for all accrued but unused paid time off (PTO) which presently is a total of 288 hours. This is equivalent to $26,698.00. The payment will be in the form of a single lump sum.

6. The Company will provide you a lump sum in the gross amount of $26,000.00 in consideration of travel expenses you may incur in resolving pension issues in Brazil, as well as costs that may be incurred as a result of your relocation to Brazil or alternate location.


7. The Company will provide you a lump sum in the gross amount of $20,000.00 in consideration of expenses you may incur in the search for alternate employment.

8. The Company will provide you a lump sum in the gross amount of $5,000.00 in consideration of expenses you may incur for legal and/or financial planning services associated with the termination of your employment.

9. All lump sum amounts noted above in paragraphs #3 through #8, will be paid to you within thirty (30) days of the expiration of the revocation of this Agreement and will be taxed as required by law.

10. Your health & dental benefits will be terminated on 30 April 1999. You will be eligible, if you wish, to continue health insurance coverage, for these two benefits, through our group health plan as provided under applicable federal law (COBRA), which permits an additional eighteen (18) months of benefit continuation at employee expense. If you elect this continuation coverage, the Company will pay the employee premiums for this coverage on your behalf until the earlier to occur of:

     i)   your participation in an alternate Company benefit plan; or

     ii)  eighteen months following 30 April 1999.

     Upon the termination of benefits on 30 April 1999, you will receive a letter detailing your rights under this legislation.

11. Your eligibility for / participation in all other benefits will be managed as follows:

     (i) Life insurance, disability insurance, accidental death & dismemberment insurance, voluntary accidental death & dismemberment insurance and company travel accident insurance will terminate on 30 April 1999. You are eligible to convert your group life insurance coverage to an individual policy without having to provide evidence of insurability, assuming application for this conversion is received by the insurance company within 30 days of benefit termination. You will be provided with the necessary materials to execute this conversion, should you choose to do so. Additionally, you are eligible to continue your voluntary accidental death & dismemberment insurance via election of portability coverage, assuming application for this coverage is received by the insurance company within 31 days of benefit termination. Again, you will be provided with the necessary materials to execute this portability coverage, should you choose to do so.



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


     (ii) Your ability to contribute to the Agribrands' Savings Investment Plan will cease on 30 April 1999. The money that you currently have invested in this Plan may remain in the Plan until such time as you choose to remove it, following 30 April 1999.

     (iii)Your ability to contribute to the Agribrands' Non-Qualified Deferred Compensation Plan will cease on 30 April 1999. The money that is currently invested in this Plan must be paid out to you. It will be paid out in the form of a lump sum distribution, as soon as administratively possible following expiration of the revocation of this Agreement. These monies are subject to state and federal tax as required by law.

     (iv) The non-qualified stock options you were awarded on May 29, 1998 will accelerate upon the termination of your employment and become exercisable for six months thereafter. The exercise price for these options is $34.25 per share. The exercise period will begin on the 1st day following your date of termination and conclude six months thereafter.

     (v) The non-qualified stock options you were awarded on September 25, 1998 will accelerate upon the termination of your employment and become exercisable for six months thereafter. The exercise price for these options is $21.69 per share. The exercise period will begin on the 1st day following your date of termination and conclude six months thereafter.

     (vi) You  will  be  provided  with  the  benefits  due  you  under  the RPI
          Internationalist   Retirement  Plan,  to  which  the  Company  is  the
          successor obligor.

     (vii)This Agreement does not impact any benefits you may be entitled to under benefit plans of the Ralston Purina Company. However, this Agreement constitutes a full waiver and release of any obligation of the Company to participate in, settle or contribute to the obligations due to you under any benefit plans of the Ralston Purina Company.

12. In exchange for the additional pay and benefits provided, you agree to release the Company, its subsidiaries and affiliates, and all of their employees, officers, directors and agents from any and all claims of any kind, that you may have against them or any of them arising out of your employment or the termination thereof with the Company. This release of claims includes, but is not limited to, claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C.ss.621), Title VII of the Civil Rights Act of 1964 (42 U.S.C. ss. 2000e, et. seq.), the Civil Rights Act of 1991,


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

     and the laws of the State of missouri relating to employment practices, discrimination and/or civil rights, as well as all other federal, state and local statutes, ordinances and regulations relating in any way to employment, breach of express or implied contract, breach of the covenant of good faith & fair dealing, wrongful descharge or any other violation of federal, state or local statute or common law. You further agree that you have not and shall not in the future, file any charge, claim, proceeding or suit, of any kind, against the Company or any person or entity released above arising out of your employment or the termination thereof.

13. You understand and acknowledge, by your execution of this document, that the release and other agreements set forth in the preceding paragraph is in exchange for consideration in addition to that to which you already are entitled. Should you choose to not accept this offer of separation, your employment will be terminated effective 30 April 1999 and you will be provided with compensation and benefits to which you are entitled, only. Details of this entitlement are outlined in Appendix A of this document.

14. You acknowledge, by your execution of this document, your understanding that the intent of this Agreement is to bring to a conclusion all employment, compensation, benefit or other agreements in existence between you and Agribrands International, Inc., or any of its subsidiaries. This is a comprehensive settlement of all employment claims or rights that you may have with Agribrands or any of its affiliates, including but not limited to Agribrands Purina do Brasil, Ltda. or its predecessors. Any amounts or benefits due under any other such arrangements shall be deducted from the amounts due hereunder, except that you may retain any benefits due to you under the Brazilian social security or retirement system. However, this Separation Agreement is a release and waiver of any right you may have to sue or claim a termination or severance indemnity from Agribrands or any of its affiliates, including but not limited to Agribrands Purina do Brasil, Ltda. or its predecessors.

15. You acknowledge that you are being advised by this letter to consult with an attorney prior to the execution of this document, and that you have been given a period of at least 21 days in which to consider this agreement prior to its execution.

16. You acknowledge that you understand that, even if you sign this document within the 21- day period permitted above, you may, thereafter, revoke your decision at any time during the 7-day period following the date of execution. You further acknowledge that this document will not be effective or enforceable until that 7-day period of time has expired.

17. You agree that the existence of this Agreement and its terms are confidential and that you will not, therefore, discuss, or otherwise disclose the existence of this Agreement, the terms of this Agreement, or any fact concerning its negotiation, execution, or implementation to any person, firm, or entity, other than your spouse, tax preparer or attorney, except as may be required by law.



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

18. You further agree that this Agreement does not constitute any admission by the Company of any wrongdoing or violation of any law, regulation or ordinance.

19. You also agree that no representation or promise inconsistent or additional to this Agreement has been made to you, and that this Agreement is the full and complete Agreement between you and the Company. You further acknowledge that this Agreement cannot be modified or supplemented except in a writing signed by both parties hereto, and that no facts currently unknown to you, but which may later become known to you, shall affect in any way or manner the final nature of this Agreement.

20.  Finally, you also agree that:

     (i) Through 30 April 1999 you shall cooperate with and assist the Company whenever reasonably possible, so that all of your duties, responsibilities and pending matters can be transferred to others in an orderly way;

     (ii) you shall return all Company materials that may have been issued to you, including, but not limited to, computer(s), office equipment and supplies, credit cards, files (in any format), cash advances and, if necessary, shall file a final expense report(s);

     (iii)you shall not use or disclose, either directly or indirectly, to anyone not connected with the Company any confidential information or trade secrets which you obtained during the term of your employment with the Company;

     (iv) you shall not make any copies for use outside of the Company of any client lists or any memoranda, books, records, or documents which contain confidential information or trade secrets belonging to the Company;

     (v) upon the Company's request, and when you might have relevant information, you shall provide the Company with reasonable cooperation and assistance in legal or fiscal matters such as testifying at trials, tax reviews, customs investigations or customer issues. The Company shall pay you for any reasonable and necessary expenses and any loss of wages or salary you incur because of your requested cooperation with, and assistance to, the Company;

     (vi) unless the Company and you mutually agree to the contrary, you shall not, at any future date, make application for employment with the Company, and

     (vii)you shall execute and deliver to Company resignations from all boards, offices or other positions you hold by virtue of your employment with the Company and redeliver to Company, without charge, all shares of any affiliates which may be issued in your name as a representative of the Company.



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

     By your signature on the duplicate originals of this letter, you acknowledge that you have read, and had the opportunity to review with counsel of your choice, the foregoing agreement and understand it, and are executing it voluntarily of your own choice.

     Agreed and voluntarily accepted this _____ day of _____________________, 1999.


By:  ________________________________    ________________________________
         Bill G. Armstrong               Gonzalo Dal Borgo
         Chief Operating Officer
























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